QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on March 30, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTRADO INC.
(Exact name of registrant as specified in its charter)

DELAWARE	84-0796285
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Intrado Inc. 1998 Incentive Stock Plan
Intrado Inc. Employee Stock Purchase Plan
(Full Title of Plans)

GEORGE HEINRICHS
MICHAEL D. DINGMAN, JR.
Intrado Inc.
1601 Dry Creek Drive
Longmont, Colorado 80503
(720) 494-5800
(Name, Address and Telephone Number, including Area Code, of Registrant's Principal Executive Offices and Agent for Service)

Copy to:
J. DAVID HERSHBERGER
Intrado Inc.
1601 Dry Creek Drive
Longmont, Colorado 80503
(720) 494-5800

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Common Stock, $0.001 par value	601,574	$11.915	$7,167,754.20	$843.65

(1)
Pursuant to Rule 416, Intrado Inc. is also registering such indeterminate number of shares of common stock that may be issuable under the 1998 Stock Incentive Plan or the Employee Stock Purchase Plan by reason of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. This calculation is based on the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq National Market on Wednesday, March 23, 2005.

EXPLANATORY NOTE

        In accordance with the instructional Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of our common stock pursuant to employee benefit plans.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed with the Securities and Exchange Commission ("SEC") are incorporated by reference into this Registration Statement:

  •
  Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC on March 16, 2005;

  •
  the description of our common stock contained in our Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission on April 30, 1998; and

  •
  Registration Statements on Form S-8 (Registration Nos. 333-63995, 333-99061, 333-105522 and 333-116030), as filed with the Securities and Exchange Commission on September 22, 1998, August 30, 2002, May 23, 2003, and May 28, 2004 (incorporated by reference pursuant to General Instruction E to Form S-8).

        In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        J. David Hershberger, Corporate and Securities Counsel of Intrado Inc., has provided an opinion regarding the validity of the securities to be issued under this Registration Statement on Form S-8. As of the date of this Registration Statement, Mr. Hershberger beneficially owns 40,462 shares of Intrado common stock.

Item 6. Indemnification of Officers and Directors.

        Section 145 of the Delaware General Corporation Law (the "DGCL") permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. The Registrant's bylaws include provisions to require the Registrant to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, including circumstances in which indemnification is otherwise discretionary; the bylaws further permit the Registrant to indemnify other officers, employees and agents as permitted by the DGCL. The Registrant has entered into indemnification agreements with each of its directors and officers to effect such indemnification obligations. In addition, the Registrant maintains directors' and officers' liability coverage to insure its indemnification of its directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. No dealer, salesman or any other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Registrant. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of the Registrant or the facts herein set forth since the date hereof.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit Number		Description
3.01	(1)	Restated Certificate of Incorporation.
3.02	(2)	Amended and Restated Bylaws.
4.01		Reference is made to Exhibits 3.01 and 3.02
4.02	(3)	Specimen Certificate for SCC Communications Corp. Common Stock.
4.03	(3)	1990 Stock Option Plan.
4.04	(3)	1998 Stock Incentive Plan.
4.05	(3)	1998 Employee Stock Purchase Plan.
4.06	(4)	Form of Incentive Stock Option Agreement.
4.07	(4)	Form of Non-Qualified Stock Option Agreement.
4.08	(3)	Form of Directors' and Officers' Indemnification Agreement.
4.09	(5)	Specimen Certificate for Intrado Inc. Common Stock.
5.01	(6)	Opinion and Consent of J. David Hershberger, Esq., as to legality of securities being registered.
23.01	(6)	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.02	(7)	Consent of J. David Hershberger, Esq.
24.01	(8)	Power of Attorney.

(1)
Incorporated by reference from exhibit included in the Registrant's Form 10-Q for the Quarter ended September 30, 2002.

(2)
Incorporated by reference from exhibit included in the Registrant's Form 10-Q for the Quarter ended June 30, 2002.

(3)
Incorporated by reference from exhibit included in the Registrant's Registration Statement on Form S-1 (File No. 333-49767), as amended.

(4)
Incorporated by reference from exhibit included in the Registrant's Registration Statement on Form S-8 (File No. 333-63995), as amended.

(5)
Incorporated by reference to the Registrant's Current Report on Form 8-K, as filed with the SEC on June 4, 2001.

(6)
Filed herewith.

(7)
Included in Exhibit 5.01.

(8)
Included in Part II of this Registration Statement under the caption "Signatures."

Item 9. Undertakings.

(a)
The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longmont, State of Colorado, on March 30, 2005.

INTRADO INC. a Delaware corporation
By:	/s/ GEORGE HEINRICHS
Name:	George Heinrichs
Title:	Chief Executive Officer, President and Chairman of the Board of Directors (Principal Executive Officer)

Power of Attorney

        The undersigned directors and/or officers of the Registrant, by virtue of their signatures to this Registration Statement appearing below, hereby constitute and appoint George Heinrichs or Michael D. Dingman, Jr., or either of them, with full power of substitution, as attorney-in-fact in their names, places and steads to execute any and all amendments to this Registration Statement in the capacities set forth opposite their names and hereby ratify all that said attorneys-in-fact may do by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney has been signed below by the following persons in the capacities and on the dates indicated:

Name and Signature	Title	Date

/s/ GEORGE HEINRICHS George Heinrichs	Chief Executive Officer, President and Chairman of the Board of Directors (Principal Executive Officer)	March 30, 2005
/s/ MICHAEL D. DINGMAN, JR. Michael D. Dingman, Jr.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 30, 2005
/s/ STEPHEN O. JAMES Stephen O. James	Director	March 30, 2005
/s/ DAVID KRONFELD David Kronfeld	Director	March 30, 2005
/s/ WINSTON J. WADE Winston J. Wade	Director	March 30, 2005
/s/ DARRELL A. WILLIAMS Darrell A. Williams	Director	March 30, 2005
/s/ ART ZEILE Art Zeile	Director	March 30, 2005

EXHIBIT INDEX*

Exhibit Number	Description of Document
5.01	Opinion and Consent of J. David Hershberger, Esq. as to legality of securities being registered.
23.01	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.02	Consent of J. David Hershberger (included in Exhibit 5.01).
24.01	Power of Attorney (included in Part II of this Registration Statement under the caption "Signatures").

*
Excludes exhibits incorporated by reference. For a list of exhibits incorporated by reference, refer to "Item 8. Exhibits" above.

QuickLinks

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Officers and Directors.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
Power of Attorney
EXHIBIT INDEX